EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger (the “Merger”) among United Rentals, Inc. (“URI” or “United Rentals”) and RSC Holdings Inc. (“RSC”). The unaudited pro forma condensed combined balance sheet combines the historical financial information of United Rentals and RSC as of December 31, 2011, and assumes that the Merger was completed on that date. The unaudited pro forma condensed combined statement of operations gives effect to the Merger as if the Merger had been completed on January 1, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The pro forma financial information includes adjustments to record assets and liabilities of RSC at their respective fair values based on available information and to give effect to the proposed financing for the Merger. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price of RSC will be determined after the Merger is completed and after completion of thorough analysis to determine the fair value of RSC’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact our statement of operations. Any changes to RSC stockholders’ equity (deficit), including results of operations from December 31, 2011 through the date the Merger is completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the Merger. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the Merger. It does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical publicly filed consolidated financial statements and the related notes of United Rentals and RSC.

The unaudited pro forma stockholders’ equity (deficit) and net income (loss) are qualified by the statements set forth under this caption and should not be considered indicative of the market value of United Rentals’ common stock or our actual or future results of operations for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2011 (in millions)

	United Rentals historical (A)	RSC historical(1)	Reclassification adjustments(1)	RSC historical recast (1) (B)	Pro forma adjustments (C)	Note	Pro forma combined (A+B+C)

ASSETS

Cash and cash equivalents	$36	$5	$—	$5	$—	6 (a)	$41
Accounts receivable, net of allowance for doubtful accounts	464	268	—	268	—		732
Inventory	44	16	—	16	—		60
Prepaid expenses and other assets	75	14	—	14	—		89
Deferred taxes	104	123	—	123	—		227

Total current assets	723	426	—	426	—		1,149

Rental equipment, net	2,617	1,573	102	1,675	237	6 (b)	4,529
Property and equipment, net	366	123	(102)	21	31	6 (c)	418
Goodwill and other intangibles, net	372	957		957	2,805	6 (d)	4,134
Other long-term assets/deferred financing costs	65	62	—	62	56	6 (e)	183

Total assets	$4,143	$3,141	$—	$3,141	$3,129		$10,413

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Short-term debt and current maturities of long-term debt	$395	$27	$—	$27	$—		$422
Accounts payable	206	259	—	259	—		465
Accrued expenses and other liabilities	263	141	—	141	(30)	6 (f)	374

Total current liabilities	864	427	—	427	(30)		1,261

Long-term debt	2,592	2,295	—	2,295	1,418	6 (g)	6,305
Subordinated convertible debentures	55	—	—	—	—		55
Deferred taxes	470	429	—	429	514	6 (h)	1,413
Other long-term liabilities	59	28	—	28	—		87

Total liabilities	$4,040	$3,179	$—	$3,179	$1,902		$9,121

Temporary equity	39	—	—	—	—		39
Common stock	1	846	—	846	(846)	6 (i)	1
Additional paid-in capital	487	—	—	—	1,290	6 (j)	1,777
Accumulated deficit	(499)	(903)	—	(903)	802	6(k)	(600)
Accumulated other comprehensive income	75	19	—	19	(19)	6 (l)	75

Total stockholders’ equity (deficit)	64	(38)	—	(38)	1,227		1,253

Total liabilities and stockholders’ equity (deficit)	$4,143	$3,141	$—	$3,141	$3,129		$10,413

(1)                                 RSC historical is based on financial statement captions reflected in RSC’s historical financial statements. Reclassification adjustments represent reclassifications to conform to our financial statement presentation. RSC historical recast represents the sum of RSC historical and reclassification adjustments. See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011

(in millions)

	United Rentals historical (A)	RSC historical (1)	Reclassification adjustments (1)	RSC historical recast (1) (B)	Pro forma adjustments (C)	Note	Pro forma combined (A+B+C)
INCOME STATEMENT
Revenues:
Equipment rentals	$2,151	$1,313	$(6)	$1,307	$—		$3,458
Sales of rental equipment	208	154	—	154	—		362
Sales of new equipment	84	—	14	14	—		98
Contractor supplies / merchandise sales	85	55	(27)	28	—		113
Service and other revenues	83	—	19	19	—		102

Total revenues	2,611	1,522	—	1,522	—		4,133

Cost of revenues:
Cost of equipment rentals, excluding depreciation	992	652	(80)	572	—		1,564
Depreciation of rental equipment	423	300	26	326	46	7(a)	795
Cost of rental equipment sales	142	101	—	101	14	7(b)	257
Cost of new equipment sales	67	—	11	11	—		78
Cost of contractor supplies / merchandise sales	58	37	(19)	18	—		76
Cost of service and other revenues	31	—	11	11	—		42
Total cost of revenues	1,713	1,090	(51)	1,039	60		2,812

Gross profit	898	432	51	483	(60)		1,321
Selling, general and administrative expenses	407	183	72	255	—		662
Merger costs	19	11	—	11	(30)	7(c)	—
Restructuring charge	19	—	5	5	—		24
Non-rental depreciation and amortization	57	42	(26)	16	163	7(d)	236
Other operating (gain) / loss	—	(4)	4	—	—		—

Operating income (loss)	396	200	(4)	196	(193)		399
Interest expense, net	228	225	15	240	115	7(e)	583
Loss on extinguishment of debt	—	15	(15)	—	—		—
Interest expense subordinated convertible debentures, net	7	—	—	—	—		7
Other (income) expense, net	(3)	—	(4)	(4)	—		(7)

Loss from continuing operations before benefit for income taxes	164	(40)	—	(40)	(308)		(184)
Provision (benefit) for income taxes	63	(10)	—	(10)	(120)	7(f)	(67)

Income (loss) from continuing operations	$101	$(30)	$—	$(30)	$(188)		$(117)

(1)                                 RSC historical is based on financial statement captions reflected in RSC’s historical financial statements. Reclassification adjustments represent reclassifications to conform to our financial statement presentation. RSC historical recast represents the sum of RSC historical and reclassification adjustments. See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)          Description of the Merger

On December 15, 2011, we entered into the merger agreement pursuant to which RSC will merge with and into URI, with URI as the surviving corporation (the “Merger Agreement”). If the Merger Agreement is approved and the other conditions to completing the Merger as set forth in the Merger Agreement are satisfied or waived, RSC will be merged with and into URI, with URI continuing as the surviving corporation.

Upon completion of the Merger, each issued and outstanding share of RSC common stock, no par value (other than shares owned by RSC, URI or any of their direct or indirect wholly-owned subsidiaries, in each case not held on behalf of third parties and shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted into the right to receive (i) $10.80 in cash and (ii) 0.2783 of a share of URI common stock, in each case without interest.

(2)          Basis of preparation

The unaudited pro forma condensed combined financial information has been derived from the historical condensed financial information of United Rentals and RSC and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the merger date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the Merger at the then-current market price. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

Certain reclassifications have been made to the historical financial statements of RSC to conform to our financial statement presentation. Upon consummation of the Merger, further review of RSC’s accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, we are not aware of any differences that would have a material impact on the financial statements of the combined company that are not reflected in the pro forma reclassification adjustments. The unaudited pro forma adjustments reflect certain assumptions that we believe are reasonable, which are described herein. Pro forma adjustments have been included only to the extent appropriate information is known and readily available, factually supportable and directly attributable, and if such adjustments have a continuing impact.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the Merger. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the Merger.

(3)          Preliminary purchase consideration

We are proposing to acquire all of the issued and outstanding shares of RSC common stock (other than shares owned by RSC, United Rentals or any of their direct or indirect wholly owned subsidiaries, in each case not held on behalf of third parties and shares with respect to which appraisal rights are properly exercised and not withdrawn) for consideration consisting of (i) $10.80 in cash and (ii) 0.2783 of a share of Holdings common stock, in each case without interest, for each share of RSC common stock. For purposes of the pro forma financial information, the purchase price was computed using the average of the high and low sales prices of URI common stock of $41.08 per share on February 13, 2012. Based on these assumptions, the purchase consideration is estimated to be $2,436 million.

The following is a preliminary estimate of the total consideration expected to be paid to effect the Merger:

In millions, except per share data
Cash consideration
RSC estimated common shares outstanding at closing	106.1
Cash per share	$10.80
Total cash consideration for outstanding shares	1,146
Stock consideration
RSC estimated common shares outstanding at closing	106.1
Exchange ratio for each RSC share	0.2783
Equivalent Holdings shares	29.52
Holdings common stock price on February 13, 2012	$41.08
Total stock consideration	1,213
Fair value of share-based compensation awards(1)	77

Total purchase consideration	2,436

The table below illustrates the sensitivity of the purchase price to fluctuations in the per share price of URI common stock (in millions, except per share data):

	Per share price for Holdings common stock	Stock consideration	Cash consideration	Share-based compensation(1)	Total purchase consideration
As of February 13, 2012	$41.08	$1,213	$1,146	$77	$2,436
Up 10%	45.18	1,334	1,146	77	2,557
Down 10%	36.97	1,091	1,146	77	2,314

(1)                                 This estimate relates to RSC stock options and restricted stock units which were outstanding at December 31, 2011. Each RSC stock option will be converted into an adjusted Holdings stock option to acquire a number of shares of URI common stock, determined by multiplying the number of shares of RSC common stock subject to the RSC stock option by the equity award exchange ratio (rounded down, if necessary, to a whole share of URI common stock). The “equity award exchange ratio” means the sum of (i) 0.2783 and (ii) the quotient determined by dividing $10.80 by the volume-weighted average of the closing sale prices of shares of URI common stock as reported on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the closing date of the Merger. The exercise price per share of URI common stock subject to the adjusted URI option will be equal to the per share exercise price of such RSC stock option divided by the option exchange ratio (rounded up, if necessary, to the nearest whole cent). Each RSC restricted stock unit (other than an award held by a member of the RSC board who is not also an employee or officer of RSC) will be converted into an adjusted URI restricted stock unit determined by multiplying the number of shares of RSC common stock subject to the RSC restricted stock unit by the equity award exchange ratio. At this time, we do not have sufficient information to determine the number of outstanding unvested RSC equity awards that will vest in connection with the Merger. Accordingly, for purposes of the estimated purchase consideration, we have assumed the entire estimated fair value of the awards will be included in the purchase consideration. To the extent a portion of the awards do not vest upon a change of control and the equity award holders continue employment with us following the Merger, a portion of the value of the awards will be reflected as compensation expense in the our post-Merger statement of operations and the value reflected as purchase consideration will be reduced. By way of example, if equity awards relating to 50% of the value of the share-based compensation did not vest in connection with the Merger because, for instance, these employees remained employees of the company following the Merger, the total purchase consideration would be reduced by approximately $39 million (calculated as 50% of the $77 million).

(4)          Purchase accounting

The following is a preliminary estimate of the assets acquired and the liabilities assumed by us in the Merger, reconciled to the estimate of consideration transferred:

In millions
Purchase consideration	$2,436

Book value of net assets acquired at December 31, 2011	(38)
Less: RSC historical goodwill	(950)
Less: RSC historical intangible assets	(7)

Adjusted book value of net assets acquired	(995)
Add:
Fair value of RSC’s intangible assets(a)	1,450
Adjustments to:
Rental equipment(b)	237
Property and equipment(b)	31
Long-term debt(c)	(46)
Deferred taxes(d)	(553)

Total adjustments	(331)

Adjusted fair value of net assets acquired	124

Goodwill(e)	2,312

(a)                                 Intangible assets: As of the effective date of the Merger, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, we assumed that all assets will be used in a manner that represents their highest and best use from a market participant’s perspective. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on our preliminary purchase accounting assessments:

	Estimated fair value (in millions)	Estimated useful life (in years)
Customer relationships	$1,000	10
RSC trade name and associated trademarks	320	20
Covenants not-to-compete	110	5
Internally-developed software/systems	20	5
Total	1,450

The fair value of customer relationships has been estimated using an income-based methodology referred to as the multi-period excess earnings approach. This method makes use of market participant assumptions regarding the future profitability of business generated by existing customers, the ability to effectuate on-going customer retention, and a discount rate reflecting the risks inherent in the income generation of the asset. The fair value of RSC’s trade names and associated trademarks has been estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future intended use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The fair value of covenants not-to-compete (which includes those which RSC acquired before this proposed Merger as well as those expected in connection with the proposed Merger) has been estimated with consideration to the detrimental impact of competition that would arise if these covenants were not in place, adjusted for an estimated probability that such competition would arise. The fair value of internally-developed software and systems has been estimated using a cost-based methodology based on the estimated expense that would need to be incurred to replicate these assets.

At this time, we do not have sufficient information to estimate all inputs required to perform the valuation of intangible assets with certainty. However, for purposes of the unaudited pro forma condensed combined financial information, valuations were performed based on certain preliminary, high-level assumptions and available information. For example, we have not yet received access to comprehensive customer sales data from which to derive various inputs (such as customer attrition rates, customer margins including selling expenses) needed for the valuation of the customer relationships intangible asset. As such, we have relied on certain summary data and our own experience in the market in making assumptions for the valuation of this asset. Similarly, we have not yet completed our review of RSC’s current portfolio of covenants not-to-compete to determine what additional agreements may need to be put into place. As a result, the valuation of these covenants is based on certain preliminary assumptions regarding the terms of the agreements that have been and will ultimately be signed. Additionally, we are currently performing strategic reviews of RSC’s and our various locations to determine the level of operational synergies expected from each branch, including possible branch closures and equipment redeployments or sales. This analysis is not yet complete and could have a material impact on the valuation of RSC’s tangible and intangible assets. Furthermore, we have not yet determined the precise reporting unit structure that will be applied to the acquired business and we have, therefore, performed our valuations of the acquired intangible assets on an overall basis. This approach may yield a different valuation result as compared to the analysis if it is performed on a reporting unit-by-reporting unit basis in light of the possibility of differing customer retention, equipment mix and profitability profiles for the various reporting units. As a result of the high-level nature of these assumptions, the fair value estimates and useful life assumptions used within the unaudited pro forma condensed combined financial information are preliminary and will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. We anticipate that a refinement of the values of these intangible assets will likely be performed in close proximity to the closing of the proposed merger and all valuations will be finalized during the one-year measurement period following the closing date.

For each 1% change in the valuation of the underlying definite lived intangible assets, we estimate that annual amortization expense would increase or decrease by approximately $1 million, assuming the useful lives reflected in the table above. To the extent that the useful lives of the underlying definite lived intangible assets were to increase or decrease by one year, we estimate that our annual amortization expense would decrease or increase by approximately $14 million or $18 million, respectively.

(b)                                 Rental equipment and property and equipment: As of the effective date of the Merger, rental equipment and property and equipment are required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. At this time, we are still in the process of reviewing RSC’s operations and the combined branches to determine which assets may be affected by strategic decisions.  As such, we have not made any conclusive determinations as to the future intended use or possibility of disposition for each individual component of the rental fleet or non-rental property and equipment. Accordingly, for purposes of the pro forma condensed combined financial information, we assumed an in-use premise for all rental equipment and property and equipment in our estimation of fair value. This estimation was determined using cost-based and market-based appraisal methodologies considering the costs associated with the historical purchase of the property and equipment, market prices for similar assets, and estimates of the property and equipment’s age, economic life, and other relevant characteristics. The fair value estimates based on these methodologies are $1,912 million for the rental equipment and $52 million for property and equipment. At this time, we do not have sufficient information to estimate all inputs required to perform the fair value estimates with certainty. There are three major inputs that could significantly impact the fair value estimates. As part of normal business, RSC continuously refreshes their rental equipment fleet by regularly buying new equipment and selling older or under/non-utilized equipment. The second major input is related to the state of the secondary market as of the closing date of the Merger. Since the fair value estimates are significantly based on market-based appraisal methodologies, the conditions of the secondary equipment market will need to be analyzed as of or close to the closing date of the Merger. Additionally, the fair values will need to be adjusted for any strategic decisions we make that may impact the future intended use of the assets. As such, these estimates are preliminary and subject to change, and could vary significantly from the fair values ultimately determined for these assets. We anticipate that a refinement of the values of these tangible assets will likely be performed in close proximity to the closing of the Merger and all valuations will be finalized during the one-year measurement period following the closing date.

The remaining weighted-average useful lives of the underlying rental equipment and property and equipment are estimated to be 5 years and 3 years, respectively. For each 1% change in the valuation of the underlying rental equipment, we estimate that annual depreciation expense would increase or decrease by approximately $4 million, assuming a weighted-average useful life of 5 years. To the extent that the useful lives of all the underlying rental equipment were to increase or decrease by one year, we estimate that annual depreciation expense would decrease or increase by approximately $61 million or $90 million, respectively.

For each 1% change in the valuation of the underlying depreciable property and equipment, we estimate that annual non-rental depreciation and amortization expense would increase or decrease by less than $1 million, assuming a weighted-average useful life of 3 years. To the extent that the useful lives of all the underlying depreciable property and equipment were to increase or decrease by one year, we estimate that annual non-rental depreciation and amortization expense would decrease or increase by approximately $4 million or $9 million, respectively.

(c)                                  Long-term debt: As of the effective date of the Merger, debt is required to be measured at fair value. In connection with the Merger, RSC’s existing senior secured debt, including its senior asset backed loan (the “ABL”) revolving facility and its 10% senior secured notes due 2017 will be repaid. We intend to assume/roll over all of RSC’s existing unsecured debt, comprised of its 9½% senior notes due 2014, 10¼% senior notes due 2019 and 8¼% senior notes due 2021. Our estimate of fair value is based on the fair value disclosures provided in RSC’s Annual Report on Form 10-K for the year ended December 31, 2011, which we believe to be reasonable, and excludes fair value adjustments for RSC’s existing senior secured debt that we intend to pay in connection with the Merger. For each $10 million decrease/(increase) in the fair value of the RSC debt to be assumed/rolled over, we estimate that annual interest expense would increase/(decrease) by approximately $1 million.

(d)                                 Deferred taxes: As of the effective time of the Merger, we will provide for deferred taxes on temporary differences as part of the accounting for the Merger. The temporary differences result primarily from estimated fair value adjustments for fixed assets, acquired intangibles and assumed debt. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

In millions
Estimated fair value adjustment of fixed assets to be acquired	268
Estimated fair value adjustment of identified intangible assets to be acquired	1,443
Estimated fair value adjustment of debt to be assumed	(46)
Adjustment to RSC’s historical deferred taxes related to tax basis goodwill	(247)
Total estimated fair value adjustments	1,418
Deferred tax liability associated with the estimated fair value adjustments using an estimated statutory tax rate of 39%	553
Deferred tax asset associated with equity adjustments described in 6(k)	(39)
Total deferred tax liability, net	514

(e)                                  Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration paid in the Merger and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The level of goodwill expected to result from the Merger is primarily reflective of RSC’s going-concern value, the value of RSC’s assembled workforce, new customer relationships expected to arise from the merger, and operational synergies that we expect to achieve that would not be available to other market participants.

(5)          Financing

a.                                      New debt issuance

The cash portion of the Merger consideration, repayment of RSC’s existing senior secured debt, and related fees and expenses will be financed through new debt issuances and drawing on our asset backed loan facility (“ABL Facility”).

We have obtained financing commitments from Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Wells Fargo Capital Finance, LLC, Credit Suisse AG, Cayman Islands Branch, The Bank of Nova Scotia and HSBC Bank USA, N.A. for a total of $2.2 billion in connection with the Merger, including commitments for a $650 million senior secured bridge facility and a $1,550 million senior unsecured bridge facility.

Currently, we expect to:

1.             issue by private placement $650 million aggregate principal amount of senior secured notes with a maturity of six years (“Senior Secured Notes”);

2.             issue by private placement $1,550 million aggregate principal amount of senior unsecured notes, in multiple tranches, each with a maturity of 8 or 10 years (“Senior Unsecured Notes”); and

3.             borrow additional funds under our ABL Facility in an aggregate principal amount of approximately $60 million.

Based on current expectations and market conditions, estimated net proceeds from the financings are as follows (in millions except interest rates):

	Assumed interest rate	Principal	Issue cost	Net proceeds
Senior Secured Notes	6.75%	$650	$(22)	628
Senior Unsecured Notes	8.02%	1,550	(61)	1,489
ABL Facility	2.25%	60	—	60

Total		2,260	(83)	2,177

We do not currently plan to borrow funds under the bridge facilities. As a result, the unaudited pro forma condensed combined financial information assumes that we will not borrow funds under the bridge facilities in connection with the Merger. If we were to borrow funds under the bridge facilities, we would incur additional costs, which could be substantial and are not reflected in the unaudited pro forma condensed combined financial information. Any reduction in the aggregate cash consideration to be used to effect the Merger will automatically reduce the bridge facility commitments on a dollar-for-dollar basis, with such reduction being allocated firstly to borrowings under the senior unsecured bridge facility, then secondly to the senior secured bridge facility. When the Senior Secured Notes or the Senior Unsecured Notes are issued, the commitments under the applicable bridge facility will be automatically reduced by the aggregate principal amount of such notes.

The assumed interest rates for the Senior Secured Notes and the Senior Unsecured Notes offered hereby are based on current market conditions, taking into consideration the size of the offerings and the expected maturity. The assumed interest rate for the ABL Facility is based on the average U.S. sub-facility interest rate for the month of December 2011. In addition to the above issue costs, we expect to pay $7 million of fees associated with amendments to our ABL Facility to permit the Merger. We recorded $2 million of the ABL amendment fees in 2011. The remaining $5 million of fees will be reflected as an expense of the combined company in the period incurred, but is not reflected in the condensed combined pro forma statement of operations as it is non-recurring.

Based on current expectations and market conditions, the estimated incremental interest expense from the financings is presented in the following table (in millions except interest rates):

	Year ended December 31, 2011
	Interest	Issue Cost Amortization	Total
Senior Secured Notes	$44	$4	$48
Senior Unsecured Notes	124	6	130
ABL Facility	2	—	2
Total	170	10	180

In addition to the interest expense associated with the financings, the unaudited condensed combined pro forma statement of operations reflects a reduction to interest expense associated with fair value adjustments to RSC Holdings III, LLC’s debt that will remain outstanding after the Merger.

We estimate that a 0.125% change in the effective interest rates based on the principal amount, of the indebtedness listed above would result in changes in our combined annual interest expense as follows (in millions):

			Assumed
			interest rate
	Assumed		plus
	Interest rate	Interest	0.125%	Interest	Change
Senior Secured Notes	6.75%	44	6.88%	45	1
Senior Unsecured Notes	8.02%	124	8.15%	126	2
ABL Facility	2.25%	2	2.38%	2	—
Total		170		173	3

If the amounts borrowed under the Senior Secured Notes, Senior Unsecured Notes and ABL Facility each increased by $100 million, we estimate that the estimated incremental interest expense for each, based on the assumed interest rates above, would increase by $7 million, $8 million and $2 million, respectively.

b.                                      Repayment of RSC’s secured credit facilities

After paying the cash consideration in the Merger, we will use a portion of the net proceeds from the financings to repay certain indebtedness of RSC, including $488 million of RSC’s senior ABL revolving facility and satisfy and discharge $400 million principal amount of RSC’s 10% senior secured notes due 2017.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2011 reflects the elimination of aggregate interest expense on RSC’s senior ABL revolving facility and 10% senior secured notes due 2017 of $60 million. This interest expense was eliminated because we intend to retire RSC’s senior ABL revolving facility and 10% senior secured notes due 2017 at the effective time of the Merger. The eliminated interest expense will be replaced by incremental interest expense associated with the financings discussed in a. above; the new financings are directly attributable to the Merger and will have a continuing impact on the combined entity. If the $888 million principal amount of retired RSC secured debt was replaced with notes with an assumed interest rate of 8.02%, the $60 million of eliminated interest would be replaced by incremental interest expense on such notes of approximately $75 million.

c.                                       Post-Merger stock buyback

Our board has announced its intention to authorize after closing of the Merger a stock buyback of up to $200 million of URI common stock. Our current intention is to complete the stock buyback within six to twelve months after closing of the Merger. The unaudited pro forma condensed combined financial information does not reflect the expected stock buyback.

(6)                                 Pro forma balance sheet adjustments

a.                                      Reflects i) cash receipts from new debt issuances, net of debt issuance costs, of $2.2 billion, ii) cash consideration paid to RSC stockholders of $1.1 billion, iii) retirement of $888 million principal amount of RSC secured debt, iv) $68 million of fees associated with the retirement of RSC’s 10% senior secured notes due 2017 and v) estimated aggregate United Rentals and RSC transaction costs of $68 million (including United Rentals and RSC aggregate transaction costs of $28 million recorded in 2011).

b.                                      To adjust the value of RSC’s rental equipment based on its estimated fair value. See Note (4).

c.                                       To adjust the value of RSC’s property and equipment based on its estimated fair value. See Note (4).

d.                                      To write-off RSC’s historical goodwill and other intangible assets and record an estimate of Merger-related goodwill and other intangible assets. See Note (4).

e.                                       To record debt issuance costs of $83 million associated with new debt issuances, net of the write-off of $27 million of debt issuance costs associated with retired RSC secured debt.

f.                                        Reflects the payment of Merger-related costs that were accrued in 2011.

g.                                      Reflects i) new debt issuances of $2.3 billion, ii) a $46 million increase to recognize RSC’s debt at its estimated fair value and iii) retirement of $888 million principal amount of RSC senior secured debt.

h.                                      To record deferred taxes on i) temporary differences resulting from the purchase accounting fair value adjustments of assets and liabilities acquired and ii) the equity adjustments described in 6(k). See Note (4).

i.                                         To record the acquisition of all of the outstanding shares of RSC common stock.

j.                                         To record additional paid-in capital based on Holdings common stock issued as consideration to effect the acquisition of RSC. See Note (3).

k.                                      Reflects the elimination of $903 million of RSC’s historical accumulated deficit and the after-tax impact of the following items related to the Merger that will be reflected as expenses of the combined company in the periods incurred, but are not reflected in the condensed combined pro forma statement of operations as they are non-recurring: i) $5 million of remaining fees associated with amendments to our ABL Facility to permit the Merger; ii) $68 million of fees associated with the retirement of RSC’s 10% senior secured notes due 2017; iii) a $27 million write-off of RSC debt issuance costs; and iv) $40 million of estimated remaining aggregate transaction costs expected to be incurred by United Rentals and RSC.

l.                                         To record the elimination of RSC’s historical accumulated other comprehensive income.

(7)                                 Pro forma statement of operations adjustments

a.                                      To adjust depreciation of rental equipment based on the estimated fair value of RSC rental equipment. The amount of depreciation of RSC’s rental equipment could vary significantly, as the fair value estimates of the equipment are preliminary and could vary significantly from the fair values ultimately determined for the equipment. See Note (4).

b.                                      Cost of rental equipment sales includes the charge to cost of sales for the net book value of used equipment at the time it is sold. This adjustment represents an estimate of the increase in net book value of equipment RSC sold based on the valuation work performed with respect to the overall rental equipment fleet. This estimate is preliminary and could vary significantly.

c.                                       Reflects the elimination of Merger-related costs, which are not reflected in the condensed combined pro forma statement of operations as they are non-recurring. Future costs associated with the Merger, which in the aggregate are estimated to be $40 million, will be reflected as expenses of the combined company in the period or periods incurred.

d.                                      To adjust non-rental depreciation and amortization based on the estimated fair value of RSC property and equipment, and of the other intangible assets acquired. The amount of non-rental depreciation and amortization of RSC’s property and equipment, and of the other intangible assets acquired could vary significantly, as the underlying fair value estimates are preliminary and could vary significantly from the fair values ultimately determined. See Note (4).

e.                                       Reflects the elimination of historical interest expense and fees associated with the retired RSC secured debt, and the net interest expense and fees associated with the new debt issuances and the fair value adjustments to RSC III’s debt that will remain outstanding after the Merger. See Note (5).

f.                                        Reflects the income tax effects of the pro forma adjustments calculated using an estimated statutory tax rate of 39%.

OVERVIEW OF PRO FORMA NON-GAAP MEASURES

The supplemental unaudited pro forma disclosures include (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted EBITDA with expected cost savings and (4) free cash flow, which are ‘‘non-GAAP financial measures’’ as defined under the rules of the SEC. EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the merger costs, restructuring charges, stock compensation expense, net and the non-cash pro forma adjustment to cost of rental equipment sales. Adjusted EBITDA with expected cost savings represents Adjusted EBITDA plus management’s estimate of expected cost savings related to the combination of the operations of United Rentals and RSC. The expected cost savings reflect our current expectations and are based on the information currently available to us. No assurance can be given that the expected cost savings can be achieved in whole or at all. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment, plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net.

Our management believes that, when viewed with the Company’s results under GAAP: (1) EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings provide useful information about operating performance, period-over-period growth and the impact of the Merger on our business; and (2) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, the items excluded from EBITDA, Adjusted EBITDA, Adjusted EBITDA with expected cost savings and free cash flow are significant in assessing our operating performance and liquidity. In addition, other companies in our industry (including RSC) and in other industries may calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA with expected cost savings and free cash flow differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, none of these non-GAAP financial measures should be considered as alternatives to net income or cash flows from operating activities as indicators of our operating performance or liquidity.

	Year Ended December 31,
	United Rentals			RSC recast	Pro forma combined
(Dollars in millions, except ratios)	2009	2010	2011	2011(4)	2011(5)
Adjusted EBITDA(1)	$628	$691	$929	$565	$1,494
Adjusted EBITDA with expected cost savings(1)	n/a	n/a	n/a	n/a	1,641
Depreciation and amortization	474	449	480	342	1,031
Net cash provided by (used in):
Operating activities	438	452	608	324	n/a
Investing activities	(94)	(223)	(861)	(516)	n/a
Financing activities	(268)	(203)	80	194	n/a
Capital expenditures	311	374	810	628	n/a
Free cash flow (usage)(2)	367	227	23	(143)	n/a
Ratio of earnings to fixed charges(3)	—	—	1.6x	—	n/a
Ratio of total debt to adjusted EBITDA (pro forma shown with expected cost savings)(1)(6)	4.9x	4.2x	3.3x	4.1x	4.1x
Ratio of adjusted EBITDA to interest expense net (pro forma shown with expected cost savings)(1)(7)	2.8x	2.6x	4.0x	2.4x	2.8x

(1)         EBITDA GAAP Reconciliation. EBITDA represents the sum of net (loss) income, loss from discontinued operation, net of taxes, (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger costs, restructuring charge, stock compensation expense, net and the non-cash pro forma adjustment to cost of rental equipment sales. Adjusted EBITDA with expected cost savings represents Adjusted EBITDA plus management’s estimate of expected cost savings related to the combination of the operations of United Rentals and RSC. The table below provides a reconciliation between net (loss) income and EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings.

	Year Ended December 31,
	United Rentals			RSC recast	Pro forma combined
(Dollars in millions)	2009	2010	2011	2011(4)	2011(5)
Net (loss) income	$(62)	$(26)	$101	$(30)	$(117)
Loss from discontinued operation, net of taxes	2	4	—	—	—
(Benefit) provision for income taxes	(47)	(41)	63	(10)	(67)
Interest expense, net	226	255	228	240	583
Interest expense-subordinated convertible debentures, net	(4)	8	7	—	7
Depreciation of rental equipment	417	389	423	326	795
Non-rental depreciation and amortization	57	60	57	16	236

EBITDA(1)	589	649	879	542	1,437

Merger costs	—	—	19	11	—
Restructuring charge	31	34	19	5	24
Stock compensation expense, net	8	8	12	7	19
Non-cash pro form adjustment to cost of rental equipment sales(a)	n/a	n/a	n/a	n/a	14
Adjusted EBITDA(b)	628	691	929	565	1,494
Expected cost savings(c)	n/a	n/a	n/a	n/a	147
Adjusted EBITDA with expected cost savings	n/a	n/a	n/a	n/a	1,641

(a)                                 Non-cash pro forma adjustment to cost of rental equipment sales. Cost of rental equipment sales includes the charge to costs of sales for the net book value of used equipment at the time it is sold. The pro forma 2011 results include an adjustment to reduce the gross profit from used equipment sales for the estimated step-up in basis of the acquired RSC fleet. As this is a non-cash adjustment, we are adding it back to our calculation of Adjusted EBITDA.

(b)                                 RSC recast 2011 Adjusted EBITDA differs from RSC’s historically reported Adjusted EBITDA because of historic store closing costs that we classify as restructuring charges and that increase Adjusted EBITDA in our financial statement presentation.

(c)                                  Expected Cost Savings. We expect to realize approximately $200 million in annual cost savings in connection with the Merger. The cost savings are expected to result primarily from the consolidation and elimination of duplicative offices and functions, consolidation of overlapping and less profitable branches, and reductions in equipment management, delivery and maintenance expenses, and are expected to be achieved by the end of the second year following completion of the Merger. In the first year following the Merger, we expect to realize approximately $147 million of these cost savings.

(2)                                 Free Cash Flow GAAP Reconciliation.  We define ‘‘free cash flow’’ as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net (loss) income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides reconciliation between net cash provided by operating activities and free cash flow.

	Year Ended December 31,
(Dollar in millions)	2009	2010	2011
Net cash provided by operating activities	$438	$452	$608
Purchases of rental equipment	(260)	(346)	(774)
Purchases of non-rental equipment	(51)	(28)	(36)
Proceeds from sales of rental equipment	229	144	208
Proceeds from sales of non-rental equipment	13	7	17
Excess tax benefits from share-based payment arrangements, net	(2)	(2)	—
Free cash flow	367	227	23

(3)                                Ratio of Earnings to Fixed Charges.  For the purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, interest expense on our subordinated debentures, capitalized interest and imputed interest on our lease obligations. This ratio is not reported if it is less than 1:1.

(4)          RSC Recast.  RSC recast 2011 represents the sum of RSC as reported in RSC’s most recent Annual Report on Form 10-K and reclassification adjustments to conform to our financial statement presentation. RSC’s recast 2011 Adjusted EBITDA differs from RSC’s historically reported Adjusted EBITDA because of historic store closing costs that we classify as restructuring charges and that increase Adjusted EBITDA in our financial statement presentation.

(5)          The summary unaudited pro forma condensed combined financial information combines the historical financial information of United Rentals and RSC as of December 31, 2011, and assumes that the Merger was completed on (i) January 1, 2011 for statement of operations data (ii) December 31, 2011 for balance sheet data.

(6)          Includes subordinated convertible debentures.

(7)           Includes net interest expense from subordinated convertible debentures.

OVERVIEW OF PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES

Our and RSC’s historical debt, and the pro forma debt subsequent to the Merger, as of December 31, 2011, are presented in the following table:

(Dollars in millions)	United Rentals Historical	RSC Historical	Pro forma adjustments (a)	Pro forma combined
$1,800 million ABL Facility(3)	$810	$—	$60	$870
Senior Secured Notes	—	—	650	650
Accounts receivable securitization facility(4)	255	—	—	255
Capital leases	39	92	—	131
Senior Unsecured Notes	—	—	1,550	1,550
9 1/2% senior notes due 2014	—	503	13	516
10 7/8% senior notes due 2016	489	—	—	489
9 1/4% senior notes due 2019	493	—	—	493
10 1/4% senior notes due 2019	—	197	18	215
8 1/4% senior notes due 2021	—	650	7	657
8 3/8% senior subordinated notes due 2020	750	—	—	750
1 7/8 % convertible senior subordinated notes due 2023	22	—	—	22
4% convertible senior notes due 2015	129	—	—	129
RSC ABL Revolving Facility	—	488	(488)	—
10% senior notes due 2017	—	392	(392)	—
Total debt(5)	2,987	2,322	1,418	6,727
Less short-term portion(6)	(395)	(27)	—	(422)
Total long-term debt	2,592	2,295	1,418	6,305

(1)                                 The pro forma adjustments include the new debt issuances and the repayment of RSC’s secured credit facilities, and fair value adjustments to RSC’s historical debt.

(2)                                 On a pro forma combined basis, our free cash usage for the year ending December 31, 2012 is expected to be $71 million, calculated based on expected pro forma free cash flow for the year ending December 31, 2012, less the tax-effected interest on account of the refinanced RSC debt plus additional tax-effected interest under the Senior Unsecured Notes, the Senior Secured Notes and borrowings under our ABL Facility of $60 million. A significant driver of our expected free cash usage for the year ending December 31, 2012 is an increase in captial expenditures based on expected increases in demand. In addition to the expected pro forma free cash usage, our pro forma liquidity includes the after-tax impacts of $147 million of expected cost savings and the 2012 after-tax pro forma costs to achieve synergies for 2012 are estimated to be $137 million, which reflects costs to achieve synergies of approximately $160 million taxed at our 2011 cash tax rate of 14.6%.

(3)                                 On February 17, 2012, United Rentals (North America), Inc. delivered a notice of requested commitment increase to Bank of America, N.A., as agent under the ABL Facility, to request a commitment increase in an aggregate principal amount of $100 million under the ABL Facility. Under the terms of the ABL Facility, the commitment increase is subject to certain conditions, including the execution of an incremental assumption agreement for the lenders providing the commitment increase. We currently expect the commitment increase to become effective on March 5, 2012. Upon the consummation of the Merger or soon thereafter, we currently expect to increase the commitments under our ABL Facility by an aggregate principal amount of between $100 million and $150 million.

(4)                                 Upon the consummation of the Merger or soon thereafter, we currently expect to increase the commitments under our accounts receivable securitization facility by an aggregate principal amount of $100 million.

(5)                                 In August 1998, a subsidiary trust of URI (the ‘‘Trust’’) issued and sold $300 million of 6 1/2% Convertible Quarterly Income Preferred Securities (‘‘QUIPS’’) in a private offering. The Trust used the proceeds from the offering to purchase 6 1/2% subordinated convertible debentures due 2028 (the ‘‘Debentures’’), which resulted in Holdings receiving all of the net proceeds of the offering. The QUIPS are non-voting securities, carry a liquidation value of $50 (fifty dollars) per security and are convertible into Holdings common stock. Total debt at December 31, 2011 excludes $55 million of these Debentures, respectively, which are separately classified in the condensed combined balance sheet and referred to as ‘‘subordinated convertible debentures.’’ The subordinated convertible debentures reflect the obligation to Holdings’ subsidiary that has issued the QUIPS.

(6)                                 As of December 31, 2011, short-term debt reflected $255 million of borrowings under the accounts receivable securitization facility, $129 million of 4% Convertible Senior Notes and the current portion of the capital lease obligations. The 4% Convertible Senior Notes mature in 2015, but are reflected as short-term debt because they are convertible at December 31, 2011.